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FOR IMMEDIATE RELEASE

Contact:       Richard D. Sewell
               Treasurer
               (405) 529-8674
               Dobson Communications Corporation

            DOBSON COMMUNICATIONS ANNOUNCES PREFERRED STOCK DIVIDEND

               OKLAHOMA CITY -- April 11, 2000 - Dobson Communications Corporation (NASDAQ: DCEL) today declared an in-kind dividend on its outstanding 13% Senior Exchangeable Preferred Stock. The dividend will be payable on May 1, 2000 to holders of record at the close of business on April 15, 2000.

               Holders of shares of 13% Senior Exchangeable Preferred Stock will receive 0.03250 additional shares of 13% Senior Exchangeable Preferred Stock for each share held on the record date. The dividend covers the period
February 1, 2000 through April 30, 2000. The dividends have an annual rate of 13% on the $1,000 per share liquidation preference value of the preferred stock.

               Dobson provides cellular telephone services and is headquartered in Oklahoma City, Oklahoma. Through its subsidiaries, Dobson owns or manages cellular operations in 18 states located throughout the United States and covers a population base of 8.8 million proportionate pops. Dobson Communications may be found on the World Wide Web at http://www.dobson.net.

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